AMENDED AND RESTATED CONSULTANCY AGREEMENT
This Consultancy Agreement (this “Agreement”) is entered into by and between T1 Energy Inc., a Delaware corporation (the “Company”) and Mingxing Lin, residing at 32 Ghim Moh Link，#34-296, 271032, Singapore and a resident of Singapore (the “Consultant”) on December 29, 2025. The Consultant and the Company are referred to herein individually as Party and collectively as Parties.
WHEREAS, the Consultant has specialized experience and knowledge relevant to the business of the Company;
WHEREAS, the Company, directly and indirectly through its affiliates, is engaged in the business of renewable battery cell production;
WHEREAS, the Company wishes to engage the Consultant to provide certain Consultant Services (as defined below) on a non-exclusive basis, and the Consultant wishes to accept such engagement by the Company pursuant to the terms and conditions set forth herein.
    WHEREAS, the Consultant and the Company entered into a Consultancy Agreement on November 6, 2024 (the “Original Agreement”);
    WHEREAS, the Consultant and the Company agreed to certain amendments to the title and the job description of the Consultant and agreed to amend and restate the Original Agreement as set out herein:
NOW, THEREFORE, for and in consideration of these recitals and the mutual promises and covenants set forth herein, and intending to be legally bound, the Consultant and the Company hereby agree as follows:
1.Amendment and Restatement. The Consultant and the Company agree that this Agreement amends and restates the Original Agreement in its entirety.
2.Consultant Term. The Consultant shall commence providing the Consultant Services (as defined below) on December 23, 2024 and shall continue providing the Consultant Services until terminated in accordance with Section 11 (the “Consultant Term”). Any extension of the Consultant Term shall be subject to mutual written agreement between the Parties, and references to the “Consultant Term” in this Agreement shall include any such extension of the Consultant Term.
3.Consultant Services. During the Consultant Term, the Consultant shall have the title of Consultant of the Company, the Consultant shall provide services relating to the business of the Company as may be requested by the Company from time to time (the “Consultant Services”). During the Consultant Term, the Consultant agrees to be reasonably available to provide part-time Consultant Services to the Company on an as-needed basis. It is generally expected that the Consultant will devote such number of hours per month as agreed between the Consultant and the Company from month to month to providing Consultant Services. The Consultant acknowledges that the time reasonably necessary to perform the Consultant Services may vary from month to month, and, notwithstanding the foregoing, that the Company is under no obligation to request a minimum amount of Consultant Services during the Consultant Term.

The Parties agree that they will work in good faith to schedule any of the Consultant Services so that they do not conflict with the Consultant’s other employment or consulting engagements, if any. All Consultant Services shall be performed by the Consultant with a level of skill and care generally exercised by others performing the same or similar services.
4.Fees. During the Consultant Term, the Company will pay the Consultant a Consultant Fee of US$40,000 each month (the “Consultant Fee”) during the Consultant Term, prorated for any portion of the Consultant Term that is less than a full calendar month, which monthly Consultant Fee shall be paid to the Consultant within thirty (30) business days following the end of any such month.
5.Independent Contractor Status. The Parties acknowledge and agree that, at all times during the Consultant Term: (a) the Consultant shall be an independent contractor and not an employee, agent, partner or joint venturer of the Company; (b) the Consultant shall not have any authority to make any statement, representation or commitment of any kind on behalf of the Company, or bind or attempt to bind the Company to any contract, and the Consultant shall not represent to any person or entity that he has any such authority; (c) under no circumstances shall the Consultant have or claim to have internal or management-related power of decision in any activity on behalf of the Company; (d) the Consultant shall hold himself out to third parties as a consultant of the Company; (e) the Consultant Services are personal in nature and will be provided by the Consultant himself and (f) the Consultant will not be entitled to participate in any of the employee benefit and/or welfare plans maintained by the Company. The Company shall not provide workers’ compensation, disability insurance, Social Security, unemployment compensation coverage or any other statutory benefit to the Consultant. The Consultant shall take into account to the goals to be attained and the results to be achieved by the Consultant with respect to the Consultant Services, but the Consultant shall be solely responsible for the means, manner and time in which the Consultant Services are performed under this Agreement (within the deadlines and other parameters reasonably established by the Company). Consultant shall furnish, at the Consultant’s own expense, the materials, equipment and other resources necessary to perform the Consultant Services. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between the Company and the Consultant.
6.Taxes. The Consultant acknowledges and agrees that the Consultant shall be solely responsible for tax returns and payments required to be filed with or made to any federal, state and local tax authority as a result of the Consultant Fee or any other payment provided to the Consultant pursuant to this Agreement. The Company shall not deduct or withhold from the Consultant Fee or any other payment provided to the Consultant pursuant to this Agreement any taxes, amounts for unemployment compensation, Social Security or other contributions unless required to do so by law. The Company makes no representations concerning the tax consequences of the Consultant Fee or any other payment provided to the Consultant pursuant to this Agreement. With each payment of the Consultant Fee, the Company shall pay the Consultant an amount in addition to the Consultant Fee such that after taking into account the Indemnified Taxes, the Consultant receives the amount the Consultant would have received had the Consultant not been subject to such Indemnified Taxes with respect to such Consultant Fee payment. For these purposes “Indemnified Taxes” are the U.S. federal income and withholding taxes with respect to the Consultant Fee and the amounts paid pursuant to the immediately preceding sentence.
7.Confidentiality. The Consultant acknowledges that the Consultant will acquire access to confidential information of the Company during the Consultant Term. The Consultant agrees that all such confidential information is disclosed to the Consultant in confidence and is strictly for the Consultant’s use on behalf of the Company.
1.Subject to Section 8, the Consultant shall not make use of or disclose to any person, and shall use the Consultant’s best endeavors to prevent the use, publication or disclosure of any information of a confidential or secret nature concerning the business of the Company, and that comes to the Consultant’s knowledge during the course of or in connection with the Consultant’s engagement with the Company, or concerning the business of any person having dealings with the Company and which is obtained directly or indirectly in circumstances in which the Company is subject to a duty of confidentiality in relation to that information.
2.For the purpose of this Section 7, information of a confidential or secret nature means non-public information of the Company, including but not limited to business plans, products, technical data, specifications, documentation, presentations, product plans, business methods, product functionality, customer information, contracts, formulas, competitive analysis, databases, formats, methodologies, strategic plans, marketing plans, customer lists, prospect lists, pricing information or information related to engineering, marketing or finance, regardless of whether such documents are marked confidential or not and regardless of whether such information exists in written form or stored by electronic media or on other forms of information carrier. Information of a confidential or secret nature shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 7 by the Consultant; (ii) is or becomes available to the Consultant on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by or in the possession of the Consultant before being disclosed by the Company; (iv) was or is independently developed by the Consultant without reference to or use, in whole or in part, of any of the Company’s confidential information; or (v) is required to be disclosed under applicable law or a valid order issued by a court or governmental agency of competent jurisdiction.
3.This Section 7 shall continue to apply after the termination of the Consultant Term, whether terminated lawfully or not, without limitation in time.
4.The Consultant is prevented from maliciously disparaging or otherwise making harmful or unfavorable statements regarding the Company or any of its services, operations, processes or methods. The Company shall instruct its senior executive officers and directors not to maliciously disparage or otherwise make harmful or unfavorable statements about the Consultant’s reputation or service with the Company.
5.The Consultant acknowledges that any breach of confidentiality during the Consultant Term or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Consultant liable for legal action and/or damages.
6.Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Consultant understands that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Consultant understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that the Consultant has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that the Consultant has with the Company shall prohibit or restrict Consultant from (a) voluntarily communicating with an attorney retained by the Consultant, (b) voluntarily communicating with or testifying before any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the National Labor Relations Board (“NLRB”), the United States Department of Labor, any Attorney General, the Equal Employment Opportunity Commission, or any other state or local commission on human rights, or any self-regulatory organization, or otherwise initiating, assisting with, or participating in any manner with an investigation conducted by such government agency, in each case, regarding possible violations of law and without advance notice to the Company, (c) seeking and obtaining payment or an award from the SEC, pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, or obtaining any other “whistleblower” award, to the extent such right cannot by law be waived, (d) disclosing any information (including, without limitation, confidential information) to a court or other administrative or legislative body in response to any subpoena, court order or written request, provided that with respect to any subpoena, court order or written request on behalf of any non-governmental person, the Consultant uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, or (e) enforcing the Consultant’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes) or otherwise cooperating through investigation, testimony, or otherwise with the NLRB, the SEC or any other administrative agency or court. In addition, the Company acknowledges and agrees that the Consultant is currently employed by Trina Solar Energy Development Pte. Ltd. (“Trina”) and that Consultant may disclose information that is not of a confidential or secret nature related to the Consultant Services as may be necessary in the course of his employment with Trina, which shall agree to hold such information in confidence.
7.Ownership of Intellectual Property.
a.All intellectual property rights, including patentable inventions, trademarks, design rights or copyrights, that are discovered, created or developed by the Consultant during the course of the Consultant’s Consultant Services shall fully and wholly devolve upon and be the property of the Company or shall be transferred to the Company if such transfer is necessary under applicable law. The same applies to similar creations that are not legally protected by patent, trademark, copyright or similar laws but that the Company has an interest in employing. The Consultant hereby assigns, including by way of present assignment of future rights, all intellectual property rights to the Company with full title guarantee free from all encumbrances and third party rights. The Company is free to adapt and further develop the intellectual property rights as it may wish, as well as transfer and/or license the rights to a third party. The Consultant agrees to assist the Company in every proper way to evidence, record and perfect the foregoing assignment and to apply for and obtain recordation of and from time to time secure, enforce, maintain and defend the assigned rights. If the Company is unable for any reason whatsoever to secure the Consultant’s signature to any document requested by the Company under this Section 9(a), the Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Consultant’s agents and attorneys-in-fact, coupled with an interest and with full power of substitution, to act for and on the Consultant’s behalf and instead of the Consultant, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Consultant.
b.The Company shall by virtue of the consulting relationship have an unrestricted, exclusive and gratuitous right to exploit such intellectual property rights and creations. Such intellectual property rights and creations shall without exception be deemed to have been created or developed in the course of the Consultant’s Consultant Services if the exploitation of the rights or creations falls within the scope of the Company’s business. This applies notwithstanding that the Consultant has created or developed the rights or creations outside working hours or outside the Company’s premises.
c.The Consultant is not entitled to any separate compensation for the Company’s utilization of rights as mentioned in this Section 9. The Consultant shall unsolicited inform the Company of any rights that may fall within the scope of this Section 9, unless it is obvious that the Company is already aware of the right.
d.Notwithstanding the foregoing, this Section 9 shall not apply to Consultant’s inventions developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information.
8.Return of Property. The Consultant agrees that, by no later than the last day of the Consultant Term or such earlier date selected by the Company, the Consultant shall return to the Company all property and documents belonging to the Company in the Consultant’s possession, custody or control, including, without limitation, security and computer passwords, computer software, financial and accounting records, reports and files, originals and copies of documents or other media on which information is held in the Consultant’s possession relating to the business or affairs of the Company and any other property belonging to the Company which the Consultant obtained in the course of the Consultant’s engagement by the Company (including any documents or other materials containing confidential information), and the Consultant agrees not to retain copies of any such materials. To the extent the Consultant has any of the foregoing documents in the Consultant’s possession, custody or control in electronic form (for example, in the Consultant’s personal cloud storage or email account or on a personal computer), the Consultant agrees to identify such documents to the Company, to deliver identical copies of such documents to the Company (if the Company so requests), and to follow the Company’s instructions regarding the permanent deletion or retention of such documents. The requirements of this Section 10 shall not apply to publicly available documents or documents relating directly to the Consultant’s compensation. The property and documents which must be returned to the Company pursuant to this Section 10 must be returned whether in the Consultant’s possession, work area, home, vehicle, the possession of the Consultant or in the wrongful possession of any third party with the Consultant’s knowledge or acquiescence, and whether prepared by the Consultant or any other person or entity. The Consultant agrees that he will sign a certification, affidavit or such other document representing that the Consultant has fulfilled the obligations of this Section 10, as the Company may request, and deliver it to the Company.
9.Termination.
a.The Consultant Term may be terminated by each of the Parties for any reason or no reason upon three (3) months’ advance written notice to the other Party (such notice period, the “Notice Period”) at any time starting from the date that is sixty (60) months after the date of this Agreement. The Notice Period shall be calculated from and including the first day of the month following the issuance of such notice.
b.Notwithstanding Section 11(a), either Party may terminate the Consultant Term upon written notice to the other Party in the event of such other Party’s material breach of this Agreement. In the event that either Party breaches this Agreement, the breaching party shall have forty-five (45) days within which to cure such breach, after receiving written notice from the other Party specifying in reasonable detail the basis for the claimed breach.
c.In the event of termination pursuant to this Section 11, the Company shall pay the Consultant any Consultant Fees then due and payable for any Consultant Services completed up to and including the last day of the Consultant Term. Notwithstanding the foregoing, the Consultant acknowledges that the Company may, in its discretion, waive all or any portion of the Notice Period in the event of termination by the Consultant, and that the

Company’s obligations to continue to provide the Consultant Fee shall cease to apply on the date selected by the Company as the last day of the Notice Period, which shall be the last date of the Consultant Term; provided, however, that the Company shall pay the Consultant any Consultant Fees then due and payable for any Consultant Services completed up to and including the last day of the Consultant Term.
d.Upon termination of the Consultant Term, the Consultant shall repay any debts to the Company, and release the Company of any guarantee or security for loans or responsibilities on behalf of the Consultant.
10.Indemnification. To the fullest extent permitted under applicable laws, rules and regulations, the Consultant agrees to defend, indemnify and hold harmless the Company and its affiliates, and their officers, directors, agents, employees, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, claims, judgments, taxes, interest, awards, penalties, fines, costs, reasonable attorneys’ fees or expenses of whatever kind arising out of or resulting from (a) bodily injury, death of any person or damage to real or tangible, personal property resulting from the Consultant’s willful misconduct or gross negligence; (b) the Consultant’s material breach of any representation, warranty or obligation under this Agreement; or (c) claims for any workers’ compensation, overtime claims, employee tax liability claims, benefits or other claims brough, or liabilities imposed, against the Company by the Consultant or any other party (including government bodies and courts), whether relating to the Consultant’s status as an independent contractor, or the status of its personnel or otherwise under this Agreement, including, in each case and without limitation, by cooperating with the Company in all reasonable respects in the defense of any and all such claims by supporting the assertions made in this Agreement regarding the Consultant’s status as an independent contractor, provided that, other than with respect to bodily injury or death, such indemnification shall not exceed the amounts paid to the Consultant under this Agreement.
11.Governing Law. The validity, interpretation, construction performance and enforcement of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the principles of conflict of laws thereof.
12.Remedies. The Parties agree that the covenants and obligations in this Agreement relate to special, unique and extraordinary matters, and that a Party would be irreparably damaged by any breach of this Agreement by the other Party. Without prejudice to the rights and remedies otherwise available to a Party, either Party shall be entitled to seek equitable relief, including an injunction or specific performance, in the event of any breach of the provisions of this Agreement by the other Party.
13.Section 409A. It is the Company’s intent that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Consultant shall not be considered to have terminated service with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Consultant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to the Consultant under this Agreement shall be paid to the Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Consultant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
14.Entire Agreement. This Agreement sets forth the entire agreement of the Parties and, except as explicitly stated herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any Party hereto with respect to such subject matter.
15.Amendment. This Agreement may only be amended, modified, waived or discharged by a written document signed by the Consultant and the Company.
16.Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party.
17.Severability. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable by a court of competent jurisdiction for any reason, the Parties mutually agree that such term, word, phrase, clause or sentence will be modified in such manner so as to achieve the intention of the Parties in entering into this Agreement and rendering this Agreement, as modified, legal and enforceable under applicable laws. If, however, a court of competent jurisdiction finds that any such term, word, phrase, clause or sentence cannot be so modified and thus made enforceable, or otherwise declines for any reason to do so, the parties mutually agree that such term, word, phrase, clause or sentence shall be deemed severed from this Agreement and be of no force and effect, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.
18.[Signature Page Follows]

In witness thereof, the Parties have executed this Agreement.

CONSULTANT

/s/ Mingxing Lin
MingXing Lin Date: December 29, 2025

T1 ENERGY INC.

/s/ Daniel Barcelo
By: Daniel Barcelo
Title: Chief Executive Officer and Chairman of the Board of Directors
Date: December 29, 2025

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